Exhibit 99

General Cable Corporation Announces Resignation of Director, Charles G. McClure, Jr.

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 20, 2012--General Cable Corporation (NYSE: BGC) (the Company) announced today that Charles G. McClure, Jr. resigned from the Board of Directors of the Company effective July 20, 2012. Mr. McClure, Chairman, Chief Executive Officer and President of Meritor, Inc., resigned for personal reasons as a result of demands relating to ongoing business activities and not due to any disagreement with the Company. The Company plans to fill the vacancy created by his resignation.

John E. Welsh, III, Chairman of the Board, stated, “Chip McClure has made valuable contributions to the Board of Directors and the Company during his Board service and we are grateful for the perspective and insights he has brought in many areas.”

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty, construction and communications markets. For more information about General Cable products, please contact your local sales representative or visit our Web site at www.generalcable.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2011, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684